Exhibit 4.8

SUBORDINATION AGREEMENT

This Subordination Agreement (this “Subordination Agreement”) is dated [___________, 2008], by and among __________________, a company organized under the laws of the ______________, whose address is ________________________________ (“Second Lien Investor”), Kentucky USA Energy, Inc., a Delaware corporation, whose address is 321 Somerset Road, London, Kentucky 40741 (“Parent”), and NSES 12, LLC, a Delaware limited liability company, whose address is 38 Grove Street, Building C, Ridgefield, Connecticut 06877 (“Senior Creditor”).

Background

1. Parent and Senior Creditor are parties to that certain Guaranty Agreement dated as of the date hereof (as amended, supplemented, modified or restated from time to time, the “Guaranty”) pursuant to which Parent unconditionally agreed to guaranty the full and final payment and performance of the Obligations of KY USA Energy, Inc (“Borrower”) under the Senior Secured Credit Agreement with Senior Creditor dated as of the date hereof (as amended, supplemented, modified or restated from time to time, the “Credit Agreement”).

2. A condition precedent of the Credit Agreement is the subordination of all obligations owed by Parent to the Second Lien Investor to the obligations owed by Parent to Senior Creditor under the Guaranty.

3. Guarantor will benefit, directly or indirectly, from the making of the loans to Borrower by Senior Creditor under the terms and conditions of the Credit Agreement and other Loan Documents.

4. Capitalized terms used but not defined in this Subordination Agreement shall have the meanings set forth in the Credit Agreement.

Agreements

To comply with the terms and conditions of the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties, the parties hereto agree as follows:

Subordination of Obligations.

(a) The payment and performance of any and all Subordinated Obligations (as defined below) are expressly subordinated to the Senior Obligations (as defined below), to the extent and in the manner set forth in this Subordination Agreement and notwithstanding anything to the contrary in any of the Subordinated Loan Documents (as defined below), without regard to the date any loan or extension of credit is made to Parent.

(b) Definitions. When used in this Subordination Agreement, the following terms have the respective meanings set forth below:

“Liens” means any interest in property (real or personal) securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of oil and gas properties and the Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations.

“Senior Creditor” means Lender as defined in the Credit Agreement.

“Senior Obligations” means Obligations as defined in the Credit Agreement.

“Subordinated Loan Documents” means all of the documents evidencing the Subordinated Obligations and any amendment, modification or extension thereto.

“Subordinated Obligations” means any and all indebtedness, liabilities and obligations of Parent to the Second Lien Investor, including but not limited to any loans or other extensions of credit, any shares, warrants or other equity interests, whether absolute or contingent, direct or indirect, joint, several or independent, now outstanding or owing or which may hereafter be existing or incurred, arising by operation of law or otherwise, due or to become due, or held or to be held by the Second Lien Investor, whether created directly or acquired by assignment, as a participation, conditionally, as collateral security from another or otherwise, including indebtedness, obligations and liabilities of Parent to the Second Lien Investor as a member of any partnership, syndicate, association or other group, and whether incurred by Parent as principal, surety, endorser, guarantor, accommodation party or otherwise, including, without limiting the generality of the foregoing, all indebtedness, liabilities and obligations of Parent to the Second Lien Investor arising out of any guaranty agreement, operating agreement or similar agreement between the Second Lien Investor and Parent.

Subordination of Liens. Regardless of the time or order of attachment or the time, order or manner of perfection or the time or order of filing financing statements, mortgages or other security agreements or documents, and notwithstanding anything to the contrary in any of the Subordinated Loan Documents, any and all Liens on the assets of the Parent or any other obligor in favor of Senior Creditor shall in all respects be first and senior Liens to secure payment of the Senior Obligations and shall be superior in all respects to any and all Liens on any assets of the Parent or any other obligor (to the extent such obligor also grants a Lien in favor of the Senior Creditor) in favor of the Second Lien Investor, and the Second Lien Investor hereby subordinates all of its Liens to the Liens in favor of Senior Creditor.

Restrictions on each of the Second Lien Investors.

(c) Except as otherwise expressly provided in Section 3(b) below, during such time as any Senior Obligations remain unpaid, the Second Lien Investor will not ask for, demand, sue for, take, receive or accept from the Parent or any obligor, by set off or in any other manner, any payment or distribution on account of any of the Subordinated Obligations, nor present any instrument evidencing any of the Subordinated Obligations for payment (other than such presentment as may be necessary to prevent discharge of other liable parties on such instrument).

(d) Parent may, however, pay to the Second Lien Investor, and the Second Lien Investor may receive and accept, amounts owed to the Second Lien Investor in respect of the Subordinated Obligations (i) if an Event of Default does not exist, from cash that Parent is not otherwise required under the Credit Agreement to pay to the Senior Creditor in respect of any of the Senior Obligations or (ii) such amounts are comprised exclusively of cash equity contributed to the Parent after the date of this Subordination Agreement, if otherwise permitted by the Credit Agreement.

(c) The Second Lien Investor agrees and acknowledges that (i) it has received from the Parent a true and complete copy of each of the Loan Documents, (ii) it has reviewed or had the opportunity to review with its own counsel each of the Loan Documents, and (iii) it understands and appreciates the effect that the terms and conditions of the Loan Documents may have on Parent’s ability to repay the Subordinated Obligations.

Prohibition of All Payments Following an Event of Default. If for any reason any portion of the Senior Obligations is not paid when due or is not paid on or before the maturity thereof, or if there shall occur and be continuing any event which with the giving of notice or lapse of time or both would constitute a default or Event of Default under any instrument or agreement now or hereafter executed evidencing, in connection with, as security for or providing for the issuance of any of the Senior Obligations, then, unless and until such default or Event of Default shall have been cured, or unless and until the Senior Obligations shall be paid in full, the Second Lien Investors may not ask for, sue for, take, demand, receive or accept from Parent or any obligor, by set off or in any other manner, any payment or distribution on account of the Subordinated Obligations nor present any instrument evidencing the Subordinated Obligations for payment (other than such presentment as may be necessary to prevent discharge of other liable parties on such instrument).

Payments Cannot Create a Default. The Second Lien Investor will not ask for, demand, sue for, take, receive or accept from Parent, by set off or in any other manner, any payment or distribution on account of the Subordinated Obligations, if the making of such payment would constitute, or would result in the occurrence of, a violation of the provisions of any instrument or agreement evidencing, in connection with, as security for or providing for the issuance of any Senior Obligations or would result in the occurrence of any event which with the giving of notice or lapse of time or both would constitute a default or an Event of Default under the Credit Agreement or any other Loan Document.

Unauthorized Receipt of Payment by each of the Second Lien Investors. If the Second Lien Investor shall receive any payment or distribution on account of the Subordinated Obligations which the Second Lien Investor is not entitled to receive under this Subordination Agreement, the Second Lien Investor will hold any amount so received in trust for Senior Creditor and will promptly (but in any event on or before the immediately following Business Day) turn over such payment to Senior Creditor in the form received by the Second Lien Investor (together with any necessary endorsement) to be applied against the Senior Obligations.

Restrictions on Actions to Recover Subordinated Obligations. Until the Senior Obligations are irrevocably paid in full and the Senior Creditor’s commitment to extend credit under the Credit Agreement has been irrevocably terminated in writing, the Second Lien Investor shall not, and shall not solicit any person or entity to, commence any action or proceeding against Parent or any obligor to recover all or any part of the Subordinated Obligations or join with any other creditor in commencing or maintaining any such action or proceeding, unless Senior Creditor shall also join, in bringing any case, proceedings or other actions against Parent or any obligor under any existing or future law or statute of any jurisdiction relating to bankruptcy, reorganization, adjustment of debt, arrangement of debt, assignment for the benefit of creditors, receivership, liquidation or insolvency (a “Proceeding”); provided, however, that in the event of any Proceeding, sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of Parent or any obligor, the Second Lien Investor may, if the Senior Creditor shall not have already so requested it to do so as provided in Section 10 below, file any claim, proof of claim, proof of interest or other instrument of similar character necessary to preserve the rights of the Second Lien Investor and the obligations of Parent or any obligor, as applicable, in respect of and under the Subordinated Obligations.

Marshaling and Rights of Subrogation.

(e) The Second Lien Investor hereby waives any requirement for marshaling of assets thereby in connection with any foreclosure of any security interest or any other realization upon collateral in respect of the Credit Agreement, or any exercise of any rights of set-off or otherwise. The Second Lien Investor and Senior Creditor assume all responsibility for keeping themselves informed as to the condition (financial or otherwise) of Parent, the condition of all collateral securing the repayment of the Senior Obligations and other circumstances and, except for notices expressly required by this Subordination Agreement, neither Senior Creditor nor the Second Lien Investor shall have any duty whatsoever to obtain, advise or deliver information or documents to the other relative to such condition, business, assets and/or operations. The Second Lien Investor agrees that Senior Creditor owes no fiduciary duty to the Second Lien Investor in connection with the administration of the Senior Obligations, the Credit Agreement and the other Loan Documents, and the Second Lien Investor agrees not to assert any such claim.

(f) No payment or distribution to Senior Creditor pursuant to the provisions of this Subordination Agreement shall entitle the Second Lien Investor to exercise any right of subrogation in respect thereof prior to the payment in full of the Senior Obligations, and the Second Lien Investor agrees that prior to the satisfaction of all Senior Obligations, it shall not acquire, by subrogation or otherwise, any lien, estate, right or other interest in any portion of the collateral now securing the repayment of the Senior Obligations or the proceeds therefrom that is or may be prior to, or of equal priority to, any of the Credit Agreement and the other Loan Documents or the liens, rights, estates and interests created thereby.

Effectiveness in Insolvency Proceedings. This Subordination Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of a Proceeding. All references in this Subordination Agreement to Parent shall include Parent as a debtor-in-possession and any receiver or trustee for Parent in any Proceeding.

Insolvency or Bankruptcy by Parent. In the event of any Proceeding, the sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of Parent, and unless and until the Senior Obligations are irrevocably paid in full:

(g) the Second Lien Investor will, at Senior Creditor’s request, file any claim, proof of claim, proof of interest or other instrument of similar character necessary to enforce the obligations of Parent in respect of the Subordinated Obligations;

(h) if the Second Lien Investor shall fail to take any action of the type described in Section 10(a) above and as requested by Senior Creditor, Senior Creditor may, as attorney-in-fact for the Second Lien Investor, take such action on behalf of the Second Lien Investor;

(i) the Second Lien Investor hereby appoints the Senior Creditor as such Second Lien Investor’s agent and grants to the Senior Creditor an irrevocable power of attorney coupled with an interest, and its proxy, for the purpose of exercising any and all rights and taking any and all actions available to the Second Lien Investor in connection with any case by or against Parent or any obligor in any Proceeding, including, without limitation, the right to (i) prove and vote all claims and to receive and collect all dividends and payments to which the undersigned would be otherwise entitled, (ii) accept or reject to the extent to which the Second Lien Investor would be entitled to accept or reject, any plan of reorganization, arrangement, extension, or composition in any such proceedings, and (iii) make any election under Section 1111(b) of the Bankruptcy Code. In addition, the Second Lien Investor will execute and deliver to the Senior Creditor such further powers of attorney, assignments or other instruments as the Senior Creditor may request in order to enable Senior Creditor to enforce any and all claims upon or with respect to any or all Subordinated Obligations and any of its other rights hereunder, and to collect and receive any and all payments or distributions which may be payable or deliverable at any time upon or with respect to any Subordinated Obligations; and

(j) no payment or distribution shall be made on account of any of the Subordinated Obligations, and the Second Lien Investor will hold in trust for Senior Creditor and pay over to Senior Creditor, in the form received (with any necessary endorsements), to be applied to the Senior Obligations, any and all moneys, dividends, or other assets received in any Proceeding on account of the Subordinated Obligations; and

(k) the Second Lien Investors shall not request judicial relief that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Senior Creditor, or oppose or otherwise contest any request for judicial relief made by the Senior Creditor.

(l) To the extent that the Second Lien Investor has or acquires any rights under Section 362, 363 or 364 of the Bankruptcy Code with respect to the Collateral, the Second Lien Investor hereby agrees not to assert such rights without the prior written consent of the Senior Creditor; provided that, if requested by the Senior Creditor, the Second Lien Investor shall seek to exercise such rights in the manner requested by the Senior Creditor, including the rights in payments in respect of such rights. Without limiting the generality of the foregoing sentence, to the extent that Senior Creditor consents to Parent’s use of cash collateral under Section 363 of the Bankruptcy Code or Senior Creditor agrees to provide financing to Parent under Section 364 of the Bankruptcy Code, the Second Lien Investor hereby agrees not to impede, object to (on grounds of lack of adequate protection, or otherwise), or otherwise interfere with such use of cash collateral or financing. The Second Lien Investor specifically agrees that in connection with such cash collateral usage or such financing, Parent (or a trustee appointed for the estate of Parent) may grant to the Senior Creditor, for the benefit of the Senior Creditor, liens and security interests upon all or any part of the assets of Parent, which liens and security interests: (i) shall secure payments of all Senior Obligations (whether such Senior Obligations arose prior to the filing of a Proceeding or thereafter); and (ii) shall be superior in priority to the liens on and security interests in the assets of Parent held by the Second Lien Investor. The Second Lien Investor (both in its capacity as a Second Lien Investor and in its capacity (if any) as a party which may be obligated to Parent or their respective affiliates with respect to contracts which are part of the Senior Creditor’s Collateral) agrees not to initiate or prosecute or encourage any other person or entity to initiate or prosecute any claim, action, objection or other proceeding (A) challenging the enforceability of the claim of Senior Creditor, (B) challenging the enforceability of any liens or security interests in any assets securing the Senior Obligations, or (C) asserting any claims which Parent may hold with respect to Senior Creditor. The Second Lien Investor agrees that it will not object to or oppose a sale or other disposition of any assets securing the Senior Obligations (or any portion thereof) free and clear of its security interests, liens or other claims under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code (provided that the lien and security interest of the Second Lien Investor shall attach to the proceeds of such sale, and such lien and security interest shall be subject in all respects to the applicable provisions of this Subordination Agreement) if the Senior Creditor has consented to such sale or disposition of such assets. The Second Lien Investor agrees not to assert any right it may have to “adequate protection” of its interest in the Collateral in any Proceeding and agrees that it will not seek to have the automatic stay lifted with respect to such security, without the prior written consent of the Senior Creditor. The Second Lien Investor waives any claim it may now or hereafter have against the Senior Creditor in any Proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral arrangement, or financing arrangement, or out of any grant of a security interest, under Section 363 or 364 of the Bankruptcy Code, with or by Parent, as a debtor-in-possession (or with or by any trustee for the Parent). The Second Lien Investor agrees that it will not, in any capacity whatsoever: (a) propose, vote to accept, or otherwise support confirmation of, a plan of reorganization opposed by the Senior Creditor, or (b) object to the confirmation of, or otherwise oppose confirmation of, a plan of reorganization supported by the Senior Creditor.

Senior Creditor’s Rights. Senior Creditor may, at any time, and from time to time, without the consent of or notice to the Second Lien Investor, without incurring responsibility to the Second Lien Investor and without impairing or releasing any of Senior Creditor’s rights or any of the obligations of the Second Lien Investor under this Subordination Agreement:

(m) Change the amount, manner, place or terms of payment, or change or extend for any period the time of payment of, or renew, rearrange or otherwise modify or alter, the Senior Obligations or any instrument or agreement now or hereafter executed evidencing, in connection with, as security for or providing for the issuance of any of the Senior Obligations in any manner, or enter into or amend in any manner any other agreement relating to the Senior Obligations (including provisions restricting or further restricting payments of the Subordinated Obligations);

(n) Sell, exchange, release or otherwise deal with all or any part of any property by whomsoever at any time pledged or mortgaged to secure, howsoever securing, any of the Senior Obligations;

(o) Release any Person liable in any manner for payment or collection of the Senior Obligations;

(p) Exercise or refrain from exercising any rights against Parent or others (including the Second Lien Investor); and

(q) Apply any sums received by Senior Creditor, by whomsoever paid and however realized, to payment of the Senior Obligations in such a manner as Senior Creditor, in its sole discretion, may deem appropriate.

Documentation of Subordinated Obligations. The Second Lien Investor shall:

(r) cause all Subordinated Obligations to be evidenced by a note, debenture or other instrument evidencing the Subordinated Obligations,

(s) at Senior Creditor’s request, promptly surrender or cause to be surrendered any such note, debenture, or instrument evidencing the Subordinated Obligations so that a statement or legend may be entered thereon to the effect that such note, debenture, or other instrument is subordinated to the Senior Obligations in favor of Senior Creditor in the manner and to the extent set forth in this Subordination Agreement,

(t) mark the books of the Second Lien Investor to show that the Subordinated Obligations are subordinated to the Senior Obligations in the manner and to the extent set forth in this Subordination Agreement,

(u) cause all financial statements of the Second Lien Investor hereafter prepared for delivery to any person to make specific reference to the provisions of this Subordination Agreement, and

(e) at Senior Creditor’s request, promptly provide such documentary evidence as Senior Creditor may request to confirm the Second Lien Investor’s compliance with the requirements of this Section 12.

Execution of Instruments. The Second Lien Investor agrees to execute any and all other instruments necessary as required by the Senior Creditor to subordinate the Subordinated Obligations to the Senior Obligations as herein provided.

Assignment by each of the Second Lien Investors. The Second Lien Investor will not assign or transfer (or agree to assign or transfer) to any other Person any claim the Second Lien Investor has or may have against Parent as long as any of the Senior Obligations remain outstanding, except upon at least ten (10) days prior written notice to the Senior Creditor and unless such assignment or transfer (or agreement to make such assignment or transfer) is expressly made subject to this Subordination Agreement.

Warranties and Representations. The Second Lien Investor represents and warrants that (a) the execution, delivery and performance of this Subordination Agreement by the Second Lien Investor (i) has been duly authorized by all necessary corporate or company action and (ii) does not require the consent or approval of any other Person, (b) neither the execution nor delivery of this Subordination Agreement nor fulfillment of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument (including, without limitation, any of its formation or governing documents) to which the Second Lien Investor is now subject, (c) this Subordination Agreement constitutes a legal, valid and binding obligation of the Second Lien Investor, enforceable against it in accordance with its terms, and (d) none of the Subordinated Obligations is or will be subordinated to any other indebtedness of Parent other than the Senior Obligations unless otherwise agreed by Senior Creditor.

Waiver of Notice of Acceptance. Notice of acceptance of this Subordination Agreement is waived, acceptance on the part of Senior Creditor being conclusively presumed by its request for this Subordination Agreement and delivery of the same to it.

Assignment by Senior Creditor. This Subordination Agreement may be assigned, in whole or in part, by Senior Creditor in connection with any assignment or transfer of all or any portion of the Senior Obligations.

Section 2. Notices. All notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the applicable address, or facsimile number set out below or to such other address, or facsimile number, as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

If to Senior Creditor:

NSES 12, LLC
38 Grove Street, Building C
Ridgefield, Connecticut 06877
Attention:	Roger Eustance
Telephone:	(203) 431-0330 x872
Facsimile:
E-Mail:	reustance@newstreamcapital.com

If to Second Lien Investor:

Attention:
Telephone:
Facsimile:
E-Mail:

If to the Parent:

Kentucky USA Energy, Inc.
321 Somerset Road
London, Kentucky 40741
Attention:	Steven D. Eversole
Telephone:	(606) 878-5987
Facsimile:	(606) 878-[____]

Section 3. Governing Law. This Subordination Agreement shall be construed under and governed by the laws of the State of New York and applicable federal law.

Severability. If any provision (or portion of any provision) of this Subordination Agreement is rendered or declared invalid, illegal or unenforceable by reason of any existing or subsequently enacted legislation or by a final decision of any court of competent jurisdiction, the parties shall promptly meet and negotiate substitute provisions for those rendered invalid, illegal or unenforceable, but all of the remaining provisions will remain in full force and effect.

Section 4. SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) SECOND LIEN INVESTOR AND PARENT EACH, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, (i) SUBMITS TO PERSONAL JURISDICTION IN THE STATE OF NEW YORK FOR ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OF NEW YORK, (iii) SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND (iv) TO THE FULLEST EXTENT PERMITTED BY LAW, AGREES THAT THEY WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM).

(b) SECOND LIEN INVESTOR, PARENT AND LENDER EACH, BY ACCEPTING THIS AGREEMENT, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF LENDER, SECOND LIEN INVESTOR OR PARENT, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSON AFFILIATED WITH LENDER, SECOND LIEN INVESTOR OR PARENT, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. SECOND LIEN INVESTOR AND PARENT EACH HEREBY CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED TO SECOND LIEN INVESTOR OR PARENT, AS APPLICABLE, AT THE ADDRESS SET FORTH HEREINABOVE.

Counterparts. This Subordination Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties be contained together on any one counterpart of this Subordination Agreement. Each counterpart will be deemed an original, but all counterparts taken together will constitute one and the same agreement.

Entire Agreement; Amendment. THIS SUBORDINATION AGREEMENT REFLECTS THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE MATTERS COVERED BY THIS SUBORDINATION AGREEMENT AND CANNOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS AMONG ANY OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES. This Subordination Agreement may be amended and the rights of any party under this Subordination Agreement may be waived only pursuant to a written agreement signed by each of the parties to this Subordination Agreement.
[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed by their duly authorized undersigned officers effective as of the date first set forth above.

SECOND LIEN INVESTORS:

By:
Name:
Title:

Signature Page to the Subordination Agreement

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed by their duly authorized undersigned officers effective as of the date first set forth above.

PARENT:

KENTUCKY USA Energy, Inc.,
a Delaware corporation

By:
Steven D. Eversole
President and Chief Executive Officer

Signature Page to the Subordination Agreement

IN WITNESS WHEREOF, the undersigned have caused this instrument to be executed by their duly authorized undersigned officers effective as of the date first set forth above.

SENIOR CREDITOR:

NSES 12, LLC,
a Delaware limited liability company

By:
Name:
Title:

Signature Page to the Subordination Agreement